EXHIBIT 10.4

FIRST AMENDMENT

TO THE
METABANK EMPLOYMENT AGREEMENT
WITH

J. TYLER HAAHR

THIS AMENDMENT (the “Amendment”) is entered into on the date set forth on the signature page hereof by and between MetaBank (the “Company”) and J. Tyler Haahr (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee previously entered into an employment agreement dated January 27, 1997 (the “Employment Agreement”);

WHEREAS, the Company and the Employee desire to amend the Employment Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, pursuant to Section 13 of the Employment Agreement, the Employment Agreement may be amended by written agreement of the parties thereto;

NOW, THEREFORE, the parties hereby agree to amend the Employment Agreement, generally effective January 1, 2008, as follows:

Section 2(b) is amended to read as follows:

(b) Discretionary Bonuses.  The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Bank in discretionary bonuses as authorized and declared by the Board of Directors of the Bank to its executive employees.  Any such discretionary bonus shall be payable to the Employee at the time bonuses are paid to executive officers in accordance with the Bank’s policies and practices; provided, however, that any such bonus shall be paid no later than March 15 of the year following the year in which the bonus is earned and vested.  No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such bonuses when and as declared by the Board of Directors.

Section 2(c) is amended to read as follows:

(c) Expenses.  During the term of his employment hereunder, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses he incurs (in accordance with policies and procedures at least as favorable to the Employee as those presently applicable to the senior executive officers of the Bank) in performing services hereunder, provided that the Employee properly accounts for such expenses in accordance with Bank policy.  Such expense reimbursements shall be paid no later than the end of the Employee’s taxable year following the taxable year in which the Employee incurs the expenses.  The amount of expenses eligible for reimbursement during a taxable year may not affect the expenses eligible for reimbursement in any other taxable year, and the Employee’s right to an expense reimbursement may not be liquidated or exchanged for another benefit.

Section 6(a) is amended so the first paragraph thereof reads as follows:

(a) The Board of Directors may terminate the Employee’s employment at any time, but any termination by the Bank’s Board of Directors, other than termination for cause, shall not prejudice the Employee’s right to compensation or other benefits under the Agreement.  If the employment of the Employee is involuntarily terminated, other than for “cause” as provided in this Section 6(a) or pursuant to any of Sections 6(d) through 6(g), or by reason of death or disability as provided in Sections 6(c) or 7, the Employee shall be entitled to receive:

(i) his then-applicable salary for the then-remaining term of the Agreement as calculated in accordance with Section 4 hereof, payable in installments not less frequently than biweekly, in accordance with the Bank’s regular payroll practices and procedures, subject to the customary withholding tax and other employee taxes as required with respect to compensation paid by a corporation to an employee, provided that if the Employee is a “specified employee” (as such term is defined in Code Section 409A and the regulations or other guidance in effect thereunder) at the time of his employment termination and his employment terminates under circumstances that require a distribution delay under Code Section 409A, the commencement of biweekly installments of the Employee’s continued salary payments shall be delayed for six months and the installments that otherwise would have been paid during that six-month period shall be paid in a lump sum on the six-month anniversary of the Employee’s employment termination date (or, if earlier, as soon as administratively feasible after his death); and

(ii) health insurance benefits as maintained by the Bank for the benefit of its senior executive employees or its employees generally over the then-remaining term of the Agreement as calculated in accordance with Section 4 hereof, provided that if the duration of such health insurance benefits extends beyond the end of the applicable continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act (COBRA), (A) the amount of benefits provided during one calendar year shall not affect the amount of benefits provided during a subsequent calendar year (except with respect to health plan maximums), (B) the benefits may not be exchanged or substituted for other forms of compensation to the Employee, and (C) any reimbursement or payment under the benefit arrangement will be paid in accordance with applicable plan terms and no later than the last day of the Employee’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment.

Section 6(h) is amended to read as follows:

(h)In the event the Bank purports to terminate the Employee for cause, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to Section 17 that cause did not exist for such termination, or if in any event it is determined by any such court or arbitrator that the Bank has failed to make timely payment of any amounts owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys’ fees, incurred in challenging such termination or collecting such amounts; provided, however, that (i) the Employee shall have no right to cost reimbursements until the court or arbitrator enters a final and binding opinion that cause did not exist for the Employee’s termination or that the Bank has failed to pay amounts due to the Employee under this Agreement, and (ii) cost reimbursements will be paid no later than March 15 of the year following the year in which the court or arbitrator enters its final and binding opinion.  Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

Section 9(c) is amended so the last sentence thereof reads as follows:

In the event that the Advisory Firm, based on controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Bank to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, provided that such Underpayment and interest shall be paid no later than two and a half months after the date on which the Advisory Firm informs the Bank of its determination that an Underpayment has occurred.

A new Section 18 is added to the Employment Agreement to read as follows:

18. Code Section 409A.  It is intended that any income or payments to the Employee provided under this Agreement will not be subject to the additional tax and interest under Code Section 409A (the “Section 409A Tax”).  The provisions of the Agreement will be construed in favor of complying with any applicable requirements of Code Section 409A as necessary to prevent the imposition of a Section 409A Tax.  The Bank and the Employee agree to amend the Agreement (retroactively, if necessary) to comply with Code Section 409A, including amendment to enable the Employee to prevent the imposition of, or to reduce the amount of, any Section 409A Tax.  The Bank and the Employee shall reasonably cooperate to give full effect to this provision and the consent to any amendment described in the preceding sentence shall not be unreasonably withheld by either party.  The parties agree that neither party has (a) an obligation to bring any potential Section 409A Tax to the attention of the other party or (b) any liability for any Section 409A Tax or any other reporting or withholding obligation to the other party.

In all other respects, the Employment Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties hereto this 28th day of January, 2008.

METABANK

/s/ E. Wayne Cooley
E. Wayne Cooley
Chairman, Compensation Committee

EMPLOYEE

/s/ J. Tyler Haahr
J. Tyler Haahr